TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is entered into on this 8th day of September, 2016, by and between PulteGroup, Inc., a Michigan corporation, and Richard J. Dugas, Jr. (the “Executive”). Unless the context indicates otherwise, the term “Company” means and includes PulteGroup, Inc., its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), all of its related entities, and all of the past and present directors, officers, trustees, agents and employees of each.
WHEREAS, the Executive currently serves as the Chairman and Chief Executive Officer of the Company and a member of its Board of Directors (the “Board”) and as a director and officer of certain subsidiaries and affiliates of the Company; and
WHEREAS, the Company and the Executive desire to set forth herein their mutual agreement with respect to all matters relating to Executive’s retirement from the position of Chief Executive Officer of the Company and the Executive’s continued service as Executive Chairman of the Company.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
1. Transition.

(a) Transition Period. The Executive shall continue in his current positions of Chairman and Chief Executive Officer of the Company and as a director and officer of certain subsidiaries and affiliates of the Company through the appointment of the Executive’s successor to the position of Chief Executive Officer (the “Transition Date”). On the Transition Date, the Executive shall relinquish the duties of Chief Executive Officer of the Company and any positions held by the Executive in any subsidiaries or affiliates of the Company other than his position as a director of the Company. Executive shall serve as the Company’s Executive Chairman and as a director of the Company until the Company’s 2017 annual meeting of shareholders (the “Separation Date”). The Company and Executive agree that, while serving as the Company’s Executive Chairman, the Executive shall remain an employee of the Company.

(b) Transition Services. During the period between the Transition Date and the Separation Date, the Executive shall hold the position of Executive Chairman and shall perform such duties as are customarily associated with such position and shall also perform such other duties as may be reasonably requested by the Company’s Chief Executive Officer and/or Board, which other duties may include, but not be limited to consulting with, and providing transition advice to, Executive’s successor upon request of Executive’s successor.

2. Compensation and Benefits.

(a) General. Subject to the Executive’s execution, non-revocation and compliance with this Agreement and Executive’s continued employment from the date of this Agreement through the Separation Date, the Executive shall continue to receive through the Separation Date compensation and benefits at the levels he receives as of the date of this Agreement provided that it is understood that (i)

Executive’s annual base salary for this period shall be $1,200,000, (ii) Executive shall remain eligible to receive the amount earned, if any, for the 2014-2016 performance cycle granted pursuant to the Company’s Long-Term Incentive Program (“LTI Program”) under the Company’s 2013 Senior Management Incentive Plan (“Incentive Plan”), with such amount determined based on the Company’s actual performance during the 2014-2016 performance cycle, and (iii) to the extent that the Compensation Committee of the Board (the “Compensation Committee”) grants restricted shares or restricted share units to the Company’s “named executive officers” (as determined based on the Company’s definitive proxy statement filed in connection with the Company’s 2016 annual meeting of shareholders), the Executive shall be entitled to a grant of restricted shares or restricted share units having a grant date fair market value consistent with the Company’s past practices, with the form of award consistent with the Company’s standard form of award agreement but cliff-vesting in February 2020 notwithstanding the continued service-based vesting requirements set forth in the Company’s standard form of award agreement.

(b) Benefits Subject to Supplemental Release. Subject to the terms of this Agreement, the Executive’s continued employment from the date of this Agreement through the Separation Date and provided that Executive signs and returns this Agreement to the Company within 21 days after Executive’s receipt thereof and signs and returns to the Company the Supplemental Release attached as Exhibit A to this Agreement (the “Supplemental Release”) within 21 days after (but not before) the Separation Date, and does not revoke this Agreement or the Supplemental Release in accordance with Section 9 below or Section 1 of the Supplemental Release, Executive shall receive (i) Executive’s 2016 annual bonus, if any, granted under the Incentive Plan, the payment of which shall be dependent on the attainment of the performance goals established by the Compensation Committee for 2016 and payable no later than March 15, 2017, (ii) Executive’s 2017 annual bonus, if any, granted under the Incentive Plan, which shall be granted with a target opportunity consistent with the 2016 bonus opportunity granted to Executive and prorated for the period of service during 2017 in which Executive serves as Chairman, with the payment, if any, dependent on the attainment of the performance goals established by the Compensation Committee for 2017 and payable no later than March 15, 2018, (iii) Executive shall remain eligible to receive the prorated amounts earned, if any, for the 2015-2017 and 2016-2018 performance cycles granted pursuant to the LTIP Program under the Incentive Plan, with such amounts determined based on the Company’s actual performance during the applicable performance cycles and prorated for the period of service during the performance period in which Executive was employed by the Company, and (iv) any restricted share or restricted share unit awards that remain outstanding as of the Separation Date shall continue to vest in accordance with the service-based vesting schedule set forth in the award agreements. Notwithstanding the foregoing, if the Supplemental Release does not become effective, the Executive shall promptly return (but in any event no later than 60 days following the Separation Date), the gross amount of the 2016 annual bonus to the Company and the Executive hereby agrees that the Company may deduct any portion of the 2016 annual bonus that remains unpaid from any amounts due from the Company to the Executive to the maximum extent permitted by applicable law.

(c) No Other Compensation or Benefits. Other than the amounts specifically described in this Agreement, Executive agrees that Executive shall receive no other compensation for services to the Company. For the avoidance of doubt, Executive shall not be eligible to receive a 2017-2019 performance cycle grant under the LTI Program or be eligible to receive benefits under the PulteGroup, Inc. Executive Severance Policy or the PulteGroup, Inc. Retirement Policy.

3. Company Property; Expenses. From the Transition Date through the Separation Date, the Company will provide an office and secretarial support for Executive as needed. On or prior to the Separation Date, Executive shall return to the Company all documents and other property belonging to the Company, including items such as keys, phone, credit cards, and computers or other devices which have not already been returned by Executive and receipt acknowledged by the Company. Executive agrees not to make or retain any copies, electronic or otherwise, of the Company’s confidential information, as defined below. Executive also agrees to complete the Protection of Electronic Company Information Certification Form (attached) within five days of the Separation Date.

The parties agree that the Company’s obligation to pay the benefits set forth in Section 2 is contingent upon Executive timely returning all property and signing the Protection of Electronic Company Information Certification Form (attached). Executive agrees to submit any claim for reimbursable expenses within five days of the Separation Date or Executive waives any claim for expenses.
4. Cooperation in Investigations and Litigation. In the event the Company becomes involved in investigations, audits or inquiries, tax examinations or legal proceedings of any nature, related directly or indirectly to events which occurred during Executive’s employment and about which Executive has personal knowledge, Executive agrees that Executive shall, at any future time, be available upon reasonable notice from the Company, with or without subpoena, to answer discovery requests, give depositions, or testify, with respect to matters of which Executive has or may have knowledge as a result of or in connection with Executive’s employment relationship with the Company. In performing Executive’s obligations under this Section 4 to testify or otherwise provide information, Executive agrees that Executive shall truthfully, forthrightly, and completely provide the information requested. Executive further agrees that Executive shall not be compensated in any way by the Company for Executive’s cooperation with the Company in connection with any litigation or other activity covered by this Section 4 except that Executive shall be reimbursed as permitted by law for any reasonable expenses that Executive incurs in providing testimony or other assistance to the Company under this Section 4. If Executive is (i) specifically made aware of any non-public proceedings or non-public matters related to the Company, (ii) requested in writing by a third party to provide non-public information regarding the Company, or (iii) called by a third party as a witness to testify in any matter related to the Company, Executive shall promptly notify the Company to give it a reasonable opportunity to respond; provided, however, that nothing in this section is intended, or shall be construed, to limit Executive’s ability to initiate communications directly with, or to respond to any inquiry from, or provide testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority.

5. Non-Competition and Non-Solicitation. Executive acknowledges and agrees that during Executive’s employment by the Company and for two (2) years after the Separation Date, Executive will not accept employment with, or become an independent contractor to, or consult or perform services for, any person or entity that engages in new home construction (directly or indirectly) in competition with the Company without prior written consent of the Company. Executive further agrees that for two (2) years after the Separation Date, Executive will not, directly or indirectly, at any time: (i) solicit, attempt to hire, or facilitate in any way the hiring of any person who is then employed by or is a consultant to Company, or who was employed by or was a consultant to Company at any time during the twelve months before the Separation Date; (ii) encourage any such person to terminate his or her employment or consultation with Company; or (iii) solicit any person or entity that within the year before the date of such solicitation, was a customer of Company, or whose identity Executive learned by virtue of Executive’s employment with Company, to perform or provide home-building services or products for such customer of a substantially similar nature to those services performed or products provided by Company to its customers during the term of Executive’s employment.
Executive agrees that these post-employment covenants are reasonable and will not unreasonably interfere with Executive’s ability to earn a living. The parties desire to give effect to the provisions set forth in the Non-Competition, Non-Solicitation and confidentiality sections set forth herein to the full extent allowed by law and in the event any court or arbitrator determines that the above-stated restrictions are unlawful or unenforceable, said court or arbitrator shall be requested by Executive and the Company to recast such restrictions to the maximum extent enforceable. The parties agree that a violation of these provisions shall result in irreparable harm and that should Executive violate them, the Company shall be entitled to immediate and permanent injunctive relief in Oakland County Circuit Court or the United States District Court for the Eastern District of Michigan without needing to post a bond. Additionally, the provisions of this Agreement shall be binding upon Executive and Executive’s heirs, executors, administrators and other legal representatives.
6. Non-disparagement. Executive shall not disparage the Company, its agents or employees in any manner during or following Executive’s employment with the Company. Executive shall not publish, communicate, post or blog disparaging or confidential information about the Company.

7. Indemnification. Nothing in this Agreement is intended to affect any obligation the Company may have under applicable law or its governing documents to indemnify Executive.

8. Confidentiality. Executive shall maintain for all time as confidential, and shall not directly or indirectly use and/or disclose in any manner, any of the following types of information of the Company: any information that is not generally known in the trade and industry and that the Company considers to be of a confidential or proprietary nature including but not limited to all research and work related to the execution of treasury and financial strategies, reporting and planning, compliance, financial analysis and associated financial information, value creation and other initiatives such as business methodologies, business plans (including land), pricing, customers, marketing, sales methods, information systems, consultants, vendors, products, personnel information, attorney/client communication and/or trade secrets; provided, however, nothing contained in this Agreement shall be construed, to limit Executive’s ability to initiate communications directly with, or to respond to any inquiry from, or provide testimony before, the SEC, FINRA, any other self-regulatory organization or any other state or federal regulatory authority.

Executive agrees that, upon request by the Company, for a period of two years following the termination of Executive’s employment, Executive shall promptly and fully respond to reasonable inquiries about the identity of Executive’s subsequent employer or consulting relationship, including the identity of the employer or contractor, description of job duties, work location, reporting relationships, and any other information necessary to assess Executive’s compliance with the Non-Competition, Non-Solicitation and confidentiality provisions in this Agreement, as well as reasonably cooperate in any investigations regarding Executive’s possession and/or use of confidential information or trade secrets. The Company shall maintain for all time any information provided by Executive as confidential, and shall not directly or indirectly use and/or disclose in any manner the information obtained from Executive to satisfy Company’s request.
Executive agrees that the Company shall be entitled to an immediate temporary restraining order or injunction for a violation of the Non-Competition, Non-Solicitation or the confidentiality provisions set forth herein.
Nothing in this Agreement is intended to discourage Executive from reporting any theft of trade secrets to the appropriate government official pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”) or other applicable state or federal law. Additionally, under the DTSA, a trade secret may be disclosed to report a suspected violation of law and/or in an anti-retaliation lawsuit, as follows : (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law
9. Release. Except as specifically set forth above, in consideration of the benefits set forth in Section 2, Executive waives all rights and claims Executive may have for any personal or monetary relief including salary, bonus, deferred compensation, severance pay, equity, commissions or other employee benefits or compensation arising from Executive’s employment with the Company, or the termination of Executive’s employment with the Company. Nothing in this Agreement shall be construed as an admission of any liability by the Company.

In exchange for and in consideration of all the benefits set forth in Section 2, Executive hereby fully and forever releases the Company from any and all actions or claims for personal or monetary relief by Executive, known or unknown, foreseen or unforeseen, arising out of Executive’s employment with the Company or the termination of Executive’s employment with the Company, including, but not limited to, any claims and actions for or in tort, contract, discrimination, wrongful discharge, and/or arising under Title VII of the Civil Rights Act of 1964, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act of 1967 (as amended), the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, and any other federal, state, or local statutes, law or rules, or any types of damages, wages, costs, or relief otherwise available to Executive. Executive agrees that, except as set forth herein, Executive is giving up the right to pursue any administrative and legal claims against the Company. This provision does not release claims for: (a) compensation for illness or injury or medical expenses under any workers’ compensation statute; (b) health benefits under any law or policy or plan currently maintained by the Company that provides for health insurance continuation or conversion rights; or (c) any claim that cannot be waived or released by private agreement.
Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or comparable state or local agency. Notwithstanding the foregoing paragraph, Executive agrees to waive any right to recover monetary damages in any charge, complaint or lawsuit against the Company filed by Executive or by anyone else on Executive’s behalf.
In exchange for and in consideration of all the benefits set forth in Section 2(b), Executive hereby fully and forever releases the Company (as well as the fiduciaries and administrators of any employee benefit plans (the “Plans”) sponsored by the Company), from any and all actions or claims for personal or monetary relief by Executive, known or unknown, foreseen or unforeseen, that stem from or are related to the administration of the Plans and arising under ERISA, 29 U.S.C. §§ 1001-1461. Executive agrees that this release of claims specifically includes any and all claims that might be brought in an individual or derivative capacity on behalf of the Plans under 29 U.S.C. §§ 1132(a)(2), as well as any claims for “other appropriate equitable relief” under 29 U.S.C. §§ 1132(a)(3). This release does not apply to any claims under 29 U.S.C. §§ 1132(a)(1)(B) for benefits accrued under any Plan but unpaid as of the date of this Agreement, which remain subject to and governed by the terms and conditions of the Plans.
Executive also agrees that: (a) Executive has been properly paid for all hours worked; (b) Executive has not suffered any on the job injury for which Executive has not already filed a claim; and (c) Executive has been properly provided any leaves of absence because of Executive’s health condition or a family member’s health condition.
Executive has twenty-one (21) days from the date Executive receives this Agreement to consider whether to sign this Agreement. In the event Executive signs this Agreement, Executive has an additional period of seven (7) days from the execution date in which to revoke this Agreement in writing. This Agreement does not become effective or enforceable until this revocation period has expired. No payments will be made to Executive or on Executive’s behalf under this Agreement until this revocation period has expired or, if applicable, the revocation period set forth in the Supplemental Release has expired. Executive is advised to consult an attorney prior to executing this Agreement or the Supplemental Release. Except as provided for in the Supplemental Release, Executive understands that Executive is not waiving any claims that arise in the future. Executive acknowledges that the consideration paid pursuant to this Agreement is more than Executive would have otherwise been legally entitled to receive and that such consideration is adequate consideration for the agreements and covenants contained herein.
Executive understands that nothing in this Agreement is intended to interfere with or deter (i) Executive’s right to challenge the above waiver of an Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”) claim or state law age discrimination claim as not knowing or voluntary, or (ii) Executive’s right to file an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission as a result of the above release not being knowing or voluntary, or (iii) Executive’s right to participate in any investigation or proceeding conducted by those agencies. Further, Executive understands that (x) nothing in this Agreement would require Executive to tender back the money received under this Agreement if Executive seeks to challenge the validity of the above ADEA or state law age discrimination waiver, (y) Executive does not agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers Benefit Protection Act (“OWBPA”) by retaining the money received under this Agreement, and (z) nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to the Company should Executive challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination claim, except as authorized by federal or state law.
10. Miscellaneous.

(a) Assignment. Neither the Company nor the Executive may assign this Agreement, except that the Company’s obligations hereunder shall be binding legal obligations of any successor to all or substantially all of the Company’s business by purchase, merger, consolidation, or otherwise, and the Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) Executive Assignment. Executive represents and warrants that Executive has the sole right and exclusive authority to execute this Agreement and the Supplemental Release; that Executive has not sold, signed, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered in this Agreement; that the provisions of this Agreement shall be binding upon Executive and Executive’s heirs, executors, administrators and other legal representatives; that Executive has not relied upon any promise or representation that is not contained within this Agreement; and that the obligations imposed upon Executive in this Agreement shall not prevent Executive from earning a satisfactory livelihood. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

(c) Entire Agreement. This Agreement contains the entire understanding between the Company and Executive relating to the subject matter hereof and supersedes any contrary provision in any other document, including any prior employment agreement, offer letter or memorandum of understanding between Executive and the Company, whether written or oral.

(d) Applicable Law. This Agreement shall be construed and interpreted pursuant to the internal laws of the State of Michigan, without regard to principles of conflicts of laws. The terms and exclusions of the Company’s Alternative Dispute Resolution Policy apply to any and all disputes under this Agreement.

(e) Benefits Unfunded. All rights of Executive and his spouse or any other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of the Executive for payment of any amounts due hereunder, and neither the Executive nor his spouse or any other beneficiary shall have any interest in or rights against any specific assets of the Company, and the Executive and his spouse or any other beneficiary shall have only the rights of a general unsecured creditor of the Company.

(f) Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.
(g) Section 409A Compliance. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall be considered a separate payment. Any payment hereunder that is treated as deferred compensation subject to Section 409A shall be paid in compliance with Section 409A and shall not be deferred or accelerated in violation of Section 409A. In the event that the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. Notwithstanding anything herein to the contrary, the Company and Executive agree that the services to be provided by Executive pursuant to this Agreement are expected to exceed more than 20% of the average level of services performed by the Executive for the Company and its affiliated “service recipients” (within the meaning of Treasury regulation §1.409A-1(h)(3)) over the immediately preceding 36-month period. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service (within the meaning of Section 409A of the Code), then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall not be made to Executive until the earlier of the six month anniversary of Executive’s separation from service or Executive’s death and will be accumulated and paid on the first day of the seventh month following the date of separation from service. In addition, each payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years. Any reimbursement payable to Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.

(h) Amendment. No amendment or modification of the terms of this Agreement shall be binding upon either of the parties hereto unless reduced to writing and signed by each of the parties hereto.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

(j) Successors. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, representatives and successors.

(k) Notices. Notices required under this Agreement shall be in writing and sent by registered U.S. mail, return receipt requested, and email to the following addresses or to such other address as the party being notified may have previously furnished to the other by written notice:

If to the Company:
PulteGroup, Inc.
Attention: Executive Vice President, Chief Legal Officer
3350 Peachtree Road NE, Suite 150
Atlanta, Georgia 30326

If to Executive:
At the most recent address on file with the Company

(l) Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name on its behalf, all as of the date first above written.

PulteGroup, Inc.

By:	/s/ Patrick J. O’Leary
Patrick J. O’Leary
	Title:	Chairman of the Compensation and Management Development
Committee of the Board of Directors

/s/ Richard J. Dugas, Jr.
Richard J. Dugas, Jr.

EXHIBIT A
SUPPLEMENTAL RELEASE
Richard J. Dugas, Jr. (“Executive”) and PulteGroup, Inc., a Michigan corporation, hereby enter into this Supplemental Release (“Release”) in accordance with the Transition Agreement between PulteGroup, Inc. and the Executive, dated as of September 8, 2016 (the “Agreement”). The term “Company” means and includes PulteGroup, Inc., its successors, assigns, parents, subsidiaries, divisions and/or affiliates (whether incorporated or unincorporated), all of its related entities, and all of the past and present directors, officers, trustees, agents and employees of each.
Capitalized terms not expressly defined in this Release shall have the meanings set forth in the Agreement:
1.    In exchange for and in consideration of all the benefits set forth in Section 2(b), Executive hereby fully and forever releases the Company from any and all actions or claims for personal or monetary relief by Executive, known or unknown, foreseen or unforeseen, arising out of Executive’s employment with the Company or the termination of Executive’s employment with the Company, including, but not limited to, any claims and actions for or in tort, contract, discrimination, wrongful discharge, and/or arising under Title VII of the Civil Rights Act of 1964, the Older Workers Benefits Protection Act, the Age Discrimination in Employment Act of 1967 (as amended), the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act, and any other federal, state, or local statutes, law or rules, or any types of damages, wages, costs, or relief otherwise available to Executive. Executive agrees that, except as set forth herein, Executive is giving up the right to pursue any administrative and legal claims against the Company. This provision does not release claims for: a) compensation for illness or injury or medical expenses under any workers’ compensation statute; b) health benefits under any law or policy or plan currently maintained by the Company that provides for health insurance continuation or conversion rights; or c) any claim that cannot be waived or released by private agreement.
Nothing in this Release shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or comparable state or local agency. Notwithstanding the foregoing paragraph, Executive agrees to waive any right to recover monetary damages in any charge, complaint or lawsuit against the Company filed by Executive or by anyone else on Executive’s behalf.
In exchange for and in consideration of all the benefits set forth in Section 2(b), Executive hereby fully and forever releases the Company (as well as the fiduciaries and administrators of any employee benefit plans (the “Plans”) sponsored by the Company), from any and all actions or claims for personal or monetary relief by Executive, known or unknown, foreseen or unforeseen, that stem from or are related to the administration of the Plans and arising under ERISA, 29 U.S.C. §§ 1001-1461. Executive agrees that this release of claims specifically includes any and all claims that might be brought in an individual or derivative capacity on behalf of the Plans under 29 U.S.C. §§ 1132(a)(2), as well as any claims for “other appropriate equitable relief” under 29 U.S.C. §§ 1132(a)(3). This release does not apply to any claims under 29 U.S.C. §§ 1132(a)(1)(B) for benefits accrued under any Plan but unpaid as of the date of this Agreement, which remain subject to and governed by the terms and conditions of the Plans.
Executive also agrees that: (a) Executive has been properly paid for all hours worked; (b) Executive has not suffered any on the job injury for which Executive have not already filed a claim; and

(c) Executive has been properly provided any leaves of absence because of Executive’s health condition or a family member’s health condition.
Executive has twenty-one (21) days from the Separation Date to consider whether to sign this Release. In the event Executive signs this Release, Executive has an additional period of seven (7) days from the execution date in which to revoke this Release in writing. This Release does not become effective or enforceable until this revocation period has expired. Except with respect to the payment, if any, of the 2016 annual bonus, no payments will be made to Executive or on Executive’s behalf under Section 2(b) of the Agreement until this revocation period has expired. If the Supplemental Release does not become effective, the Executive shall promptly return (but in any event no later than 60 days following the Separation Date), the gross amount of the 2016 annual bonus to the Company and the Executive hereby agrees that the Company may deduct any portion of the 2016 annual bonus that remains unpaid from any amounts due from the Company to the Executive to the maximum extent permitted by applicable law. Executive is advised to consult an attorney prior to executing this Release. Executive understands that Executive is not waiving any claims that arise in the future. Executive acknowledges that the consideration paid pursuant to the Agreement is more than Executive would have otherwise been legally entitled to receive and that such consideration is adequate consideration for the agreements and covenants contained herein.
Executive understands that nothing in this Release is intended to interfere with or deter (i) Executive’s right to challenge the above waiver of an Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”) claim or state law age discrimination claim as not knowing or voluntary, or (ii) Executive’s right to file an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission as a result of the above release not being knowing or voluntary, or (iii) Executive’s right to participate in any investigation or proceeding conducted by those agencies. Further, Executive understands that (x) nothing in this Release would require Executive to tender back the money received under the Agreement if Executive seeks to challenge the validity of the above ADEA or state law age discrimination waiver, (y) Executive does not agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers Benefit Protection Act (“OWBPA”) by retaining the money received under the Agreement, and (z) nothing in this Release is intended to require the payment of damages, attorneys’ fees or costs to the Company should Executive challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination claim, except as authorized by federal or state law.
2.    Executive represents and warrants that Executive has the sole right and exclusive authority to execute this Release; that Executive has not sold, signed, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered in the Agreement or this Release; that the provisions of this Release shall be binding upon Executive and Executive’s heirs, executors, administrators and other legal representatives; that Executive has not relied upon any promise or representation that is not contained within the Agreement or this Release; and that the obligations imposed upon Executive in this Release shall not prevent Executive from earning a satisfactory livelihood. If any provision of this Release shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of the Agreement or this Release and the Agreement and this Release shall be carried out as if any such invalid or unenforceable provision were not contained herein.

THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, THAT THEY UNDERSTAND EACH OF ITS TERMS, AND THAT THEY SIGN BELOW INTENDING TO BE BOUND HERETO.

PulteGroup, Inc.

By:
Patrick J. O’Leary
	Title:	Chairman of the Compensation and Management Development
Committee of the Board of Directors

Richard J. Dugas, Jr.